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                                                                     Exhibit 5.1


                               September 12, 2003

RealNetworks, Inc.
2601 Elliot Avenue, Suite 1000
Seattle, Washington  98121

      RE:   REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      We are acting as counsel for RealNetworks, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of $100,000,000 aggregate principal amount of Zero Coupon Convertible Senior Notes due July 1, 2010 (the "Notes") and such indeterminate number of shares of Common Stock as may be required for issuance upon conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to the Notes and the Conversion Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement").

      The Notes are to be issued pursuant to an Indenture, which has been filed as an exhibit to the Registration Statement, dated as of June 17, 2003, between the Company and U.S. Bank National Association, as trustee.

      We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

      We are of the opinion that the Notes have been duly authorized and that when the Notes, in the form included in the Indenture, have been duly completed, executed, authenticated, and delivered in accordance with the Indenture and sold and delivered as described in the Registration Statement and its related prospectus, the Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture. We are of the further opinion that the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid, and nonassessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus included therein.

      The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.

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      We are members of the bar of the State of Washington. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of Washington and the Federal laws of the United States of America.



                                    Sincerely,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati